EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DATE:	March 23, 2001
CONTACT:	PEGGY JANEI OLD KENT FINANCIAL CORP. (616) 771-5257	ROBBIE JENNINGS FIFTH THIRD BANK (513) 579-4153

OLD KENT, FIFTH THIRD SIGN AGREEMENTS
FOR SIX BANKING CENTERS

          Grand Rapids, Michigan -- Fifth Third Bancorp and Old Kent Financial Corporation have signed definitive agreements for the sale of six banking centers to Chemical Financial Corporation affiliates and 1st Source Bank. The divestitures of these banking centers is required as a condition to the regulatory approval of the Fifth Third/Old Kent merger.

          Chemical Bank Shoreline, located in Benton Harbor, Michigan, has agreed to purchase the Old Kent banking centers located at 91 Douglas in Holland and 501 West Main in Zeeland, and the Fifth Third banking center located at 1600 Beacon Boulevard in Grand Haven. Chemical Bank West, located in Cadillac, Michigan, has agreed to purchase the Fifth Third banking center located at 211 West Main in Fremont.

          1st Source Bank, an affiliate of 1st Source Corporation headquartered in South Bend, Indiana, has agreed to purchase the two Old Kent banking centers located in St. Joseph, Michigan at 4009 Red Arrow Highway and at 715 Ship Street.

          Terms of the agreements were not disclosed. These divestitures include the banking center locations, related retail deposits and loans, and related commercial deposits and loans. The transactions are expected to be completed by September 30, 2001.

          Old Kent Financial Corporation is a financial holding company headquartered in Grand Rapids, Michigan. It operates approximately 300 banking offices in Michigan, Illinois and Indiana. At December 31, 2000, Old Kent had total assets of $23.8 billion. Old Kent's stock is traded on the New York Stock Exchange under the symbol "OK."

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          Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $46 billion in assets, operates 14 affiliates with 673 full-service Banking Centers, including 121 Bank Mart locations open seven days a week inside select grocery stores and 1,391 Jeanie ATMs in Ohio, Kentucky, Indiana, Florida, Arizona, Michigan and Illinois. A leader in e-commerce, Fifth Third was named #1 e-business innovator by PC Week. The financial strength of Fifth Third's affiliate banks continues to be recognized by ratings agencies with deposit ratings of AA- and Aa2 from Standard & Poor's and Moody's, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1, and was recently recognized by Moody's with one of the highest senior debt ratings for any U.S. bank holding company of Aa3. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Midwest Payment Systems, the Bank's data processing subsidiary. Investor information and press releases can be viewed at www.53.com; press releases are also available by fax at no charge by calling 800-758-5804, identification number 281775. The company's common stock is traded in the over-the-counter market through The NASDAQ National Market under the symbol " FITB."

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This document contains forward-looking statements about Fifth Third Bancorp, Old Kent Financial Corporation and the combined company which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the plans, objectives, and business of Fifth Third, Old Kent and the combined company including statements preceded by, followed by or that include the words "expects" or similar expressions. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to the possibility that the merger or the planned divestitures will not occur when or as anticipated. Further information on other factors which could affect the financial results of Fifth Third after the merger are included in Fifth Third's and Old Kent's filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov and/or from Fifth Third or Old Kent.